UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2017

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13395	56-2010790
(Commission File Number)	(IRS Employer Identification No.)

4401 Colwick Road Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 13, 2017, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Sonic Automotive, Inc. (the “Company”) established the parameters for determining performance-based cash bonuses under the Sonic Automotive, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”) for the performance period January 1, 2017 through December 31, 2017 (the “Performance Period”) for Messrs. O. Bruton Smith, B. Scott Smith, David Bruton Smith, Jeff Dyke and Heath R. Byrd (the “Executive Officers”) that are intended to meet the requirements for deductibility under Section 162(m) of the Internal Revenue Code.

The Compensation Committee established a two-tiered approach to determine incentive cash bonus awards for the Performance Period. The first tier is an objective threshold achievement level of defined adjusted earnings per share for the Company for the Performance Period. No bonuses are payable under the Incentive Compensation Plan for the Performance Period if the threshold goal is not achieved. If the threshold adjusted earnings per share goal is achieved, then each Executive Officer is eligible for a bonus of $3,000,000 (the “maximum bonus amount”). However, the second tier of the bonus program establishes additional performance requirements that the Compensation Committee will use to determine actual bonus amounts payable to the Executive Officers. These performance requirements include additional achievement levels related to adjusted earnings per share goals and customer satisfaction performance goals based on the percentage of the Company’s dealerships that meet or exceed specified objectives, as reported by the respective manufacturers for such brands. If the first tier performance requirement has been achieved, the Compensation Committee may, in its determination, exercise negative discretion to reduce the dollar amount of an Executive Officer’s actual bonus to less than the maximum bonus amount based upon achievement of the adjusted earnings per share and customer satisfaction performance goals along with other factors the Compensation Committee determines relevant, such as its subjective assessment of financial, operational, strategic, corporate and individual performance, and unanticipated contingencies and events. An Executive Officer’s bonus amount under the Incentive Compensation Plan may be less than (but not more than) the maximum bonus amount.

On February 13, 2017, the Compensation Committee also approved grants of performance-based restricted stock units under the Sonic Automotive, Inc. 2012 Stock Incentive Plan to the Executive Officers in the following amounts: Mr. O. Bruton Smith, 95,195 units; Mr. B. Scott Smith, 82,222 units; Mr. David Bruton Smith, 55,921 units; Mr. Jeff Dyke, 73,416 units; and Mr. Heath R. Byrd, 51,308 units. As provided by the Compensation Committee, these restricted stock unit awards generally remain subject to forfeiture for up to three years from the date of grant based on continuation of employment and violation of any restrictive covenants contained in any agreement between the Company and the respective officer. The awards of restricted stock units are also subject to forfeiture, in whole or in part, based on achievement of specified measures of the Company’s defined adjusted earnings per share performance for the 2017 calendar year. The restricted stock units will be converted to, and paid in the form of, an equivalent number of shares of the Company’s Class A common stock following vesting. Subject to the performance conditions, these awards vest in three annual installments, with 25% of the shares vesting on March 31, 2018, 30% of the shares vesting on February 13, 2019 and 45% of the shares vesting on February 13, 2020. These unit awards will not be eligible for dividend equivalents or voting rights.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On February 13, 2017, the Board of Directors of the Company (the “Board”) approved certain amendments to the Company’s Bylaws (as amended, the “Bylaws”), effective immediately, to:

(i)	amend Article 2, Section 2.02 to provide for special meetings to be called at the written request of holders of more than eighty percent (80%) of the total voting power of the outstanding shares of capital stock of the Company then entitled to vote;

(ii)	clarify in Article 2, Section 2.03 that the Company does not need to give a stockholder who attends a stockholder meeting without protest, or a stockholder who waives notice of any meeting, notice of such meeting;

(iii)	amend Article 2, Section 2.06 to provide for a majority voting standard in uncontested director elections, provided that a plurality voting standard will continue to apply in contested director elections;

(iv)	amend the advance notice provisions in Article 2, Section 2.08 to (a) expand the information and representations that a stockholder must include in a written notice to nominate directors for election or propose a matter for consideration at any meeting of stockholders, including details regarding any beneficial ownership such stockholder has in the Company, and (b) amend the timing within which any such notice in respect of a meeting of stockholders must be received at the Company’s principal executive office;

(v)	include a new Article 2, Section 2.09, to clarify when a meeting of stockholders may be adjourned;

(vi)	clarify in Article 3, Section 3.13 that the Board shall have the power to change the members of any committee of the Board at any time, to fill vacancies and to dissolve any such committee, either with or without cause, at any time; and

(vii)	make certain ministerial, clarifying and conforming changes.

The foregoing description is qualified in its entirety by reference to the full text of the Company’s Bylaws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Bylaws of Sonic Automotive, Inc., as amended and restated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

Date: February 16, 2017	By:	/s/ Stephen K. Coss
Stephen K. Coss
Senior Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Bylaws of Sonic Automotive, Inc., as amended and restated.